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Memory Pharmaceuticals Provides Clinical Update on MEM 1003
Phase IIa Trial in Alzheimer’s Patients Expected to Commence in Third Quarter of 2005

Montvale, NJ – April 12, 2005 — Memory Pharmaceuticals (NASDAQ: MEMY) today provided an update on its progress with its clinical program for MEM 1003, a neuronal L-type calcium channel modulator. The Company is currently conducting a safety and tolerability study in Alzheimer’s patients under a U.S. Investigational New Drug Application. The results of this study will be used to assist in the design of a Phase IIa trial for MEM 1003.

“This safety and tolerability study is a critical step in the development of MEM 1003 that will assist us in assessing the differences in the safety and tolerability profile of MEM 1003 in healthy volunteers and Alzheimer’s patients,” said David A. Lowe, Ph.D., Chief Scientific Officer of Memory Pharmaceuticals. “This study continues to move forward, however, based on patient enrollment rates to date, it is necessary to extend our timeline for its completion. We now expect to complete the safety and tolerability study and initiate our Phase IIa trial for MEM 1003 in the third quarter of 2005. We are committed to advancing our overall clinical program for MEM 1003 and we will continue to progress the safety and tolerability study while completing ongoing preclinical toxicology studies of MEM 1003.”

The safety and tolerability study is a single-center, randomized, double-blind, placebo-controlled clinical study. The study design consists of two segments, a double-blind dose escalation segment (the first segment) and double-blind treatment segment (the second segment). Approximately 85 patients are expected to be tested over the course of the two segments of the study. In the first segment, a certain dose level of MEM 1003 or placebo will be administered to patients twice on one day of certain weeks during the study period. Patients in this first segment will be treated at escalating doses of MEM 1003, which may reach up to 120 milligrams per dose. The highest tolerated dose of MEM 1003 in the first segment will then be administered to patients participating in the second segment of the study. In the second segment, successive groups of patients will be administered MEM 1003 or placebo twice daily for a period of ten days. As previously disclosed, the Company increased the number of patients in the first panel of the study in order to enhance the Company’s understanding of the compound’s safety profile in Alzheimer’s patients. In addition to measuring safety and tolerability, a secondary objective of the study is to evaluate the acute neurocognitive function in Alzheimer’s patients using a battery of standard cognitive tests. Pharmacokinetic measurements, or how the body absorbs, distributes, metabolises and eliminates MEM 1003, and other observations from the safety and tolerability study, including the results of the cognitive tests, will be used to select the appropriate dose(s) and finalize design of the Phase IIa clinical study.

About the Company
Memory Pharmaceuticals Corp., a biopharmaceutical company, is focused on developing innovative drugs for the treatment of debilitating central nervous system disorders such as Alzheimer’s disease, schizophrenia, depression, vascular dementia, Mild Cognitive Impairment, and memory impairments associated with aging. For additional information, please visit our website at http://www.memorypharma.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or prospects should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the risks and uncertainties associated with: conducting preclinical and clinical trials of the Company’s drug candidates that demonstrate these candidates’ safety and effectiveness; obtaining regulatory approvals to conduct clinical trials and to commercialize the Company’s drug candidates; the Company’s dependence on its collaborations with Roche and its license relationship with Bayer; the Company’s ability to enter into and maintain collaborations with third parties for its other early stage drug development programs; achieving milestones under the Company’s collaborations; obtaining additional financing to support the Company’s R&D and clinical activities and operations; the Company’s dependence on third-party preclinical or clinical research organizations, manufacturers and consultants; and protecting the intellectual property developed by or licensed to the Company. These and other risks are described in greater detail in the Company’s filings with the Securities and Exchange Commission. Memory Pharmaceuticals Corp. may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. The Company disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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